         1                                                EXHIBIT 99.1



Las Vegas, Nevada - December 18, 1998 - Gallery of History, Inc. (NASDAQ:HIST)




Gallery of History, Inc. today announced that its Board of Directors has authorized a two for one stock split for all shareholders of record as of 24 December 1998. The distribution date will be 8 January 1999. The Board has taken this action to enhance the liquidity of its Common Stock which is traded on The Nasdaq SmallCap Market.




Gallery of History, Inc, the largest dealer of original historical documents in the world, principally operates mail/phone/fax/internet auctions from its headquarters in Las Vegas, Nevada. It also operates retail galleries in Washington, D.C. and Las Vegas, Nevada.



Company contact:	Todd M. Axelrod, President
                        Phone:  (702) 364-1000
                        Web site: http//www.galleryofhistory.com
                        Email: tmaxelrod@aol.com